MARKET-LINKED ONE LOOK NOTES WITH ENHANCED BUFFER	Filed Pursuant to Rule 433 Registration No. 333-290665-01

Market-Linked One Look Notes with Enhanced Buffer Linked to the VanEck® Semiconductor ETF

60.00%
40.00%
20.00%
0.00%
-20.00%
-40.00%
-60.00%
-60.00%
-45.00%
-30.00%
-15.00%
0.00%
15.00%
30.00%
45.00%
60.00%
Return of the Market Measure
Return on the Notes

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$1.60

-84.00%

-50.00%

$6.60

-34.00%

-20.00%

$9.60

-4.00%

-16.00%(1)

   $12.00(2)

20.00%

-10.00%

$12.00

20.00%

-6.00%

$12.00

20.00%

-3.00%

$12.00

20.00%

0.00%

$12.00

20.00%

2.00%

$12.00

20.00%

5.00%

$12.00

20.00%

10.00%

$12.00

20.00%

20.00%

$12.00

20.00%

30.00%

$12.00

20.00%

40.00%

$12.00

20.00%

50.00%

$12.00

20.00%

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The VanEck® Semiconductor ETF (Bloomberg symbol: “SMH”)
Payout Profile at Maturity

●If the Market Measure is greater than or equal to [86.50% to 81.50%] of the Starting Value, a return equal to the return represented by the Step Up Payment

●1-to-1 downside exposure to decreases in the Market Measure beyond a [13.50% to 18.50%] decline, with up to [86.50% to 81.50%] of your principal at risk

Step Up Payment	$2.00 per unit, a 20.00% return over the principal amount
Threshold Value	[86.50% to 81.50%] of the Starting Value of the Market Measure
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870426018754/bofa-424b2.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Your investment may result in a loss; there is no guaranteed return of principal.

●Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Underlying Fund or the commodity held by the Underlying Fund

●You will have no rights of a holder of the Market Measure or the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

●Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

●The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility.

●The sponsor of the MVIS® US Listed Semiconductor 25 Index (the “Underlying Index”), described below, may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

●A limited number of securities held by the SMH may affect its price, and the securities held by the SMH are not necessarily representative of the  semiconductor production and equipment sector.

●The securities held by the Underlying Fund are concentrated in one sector.

●The Notes are subject to foreign currency exchange rate risk.

●There are risks associated with emerging markets.

●Adverse conditions in the semiconductor production and equipment sector may reduce your return on the notes.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

(1)This hypothetical percentage change corresponds to the Threshold Value.

(2)This amount represents the sum of the principal amount and the Step Up Payment of $2.00.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.